Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2021 Annual Report to Stockholders, which is incorporated by reference in International Business Machines Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the incorporation by reference of our report dated February 22, 2022 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 22, 2022